Exhibit 3.2

ARTICLES SUPPLEMENTARY
OF
FELCOR LODGING TRUST INCORPORATED

FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), hereby certifies as follows:

Under the authority set forth in the Company’s charter, the Company’s Board of Directors, by action taken on April 6, 2015, with effect on the date hereof, has reclassified 67,980 unissued shares of the Company’s “8% Series C Cumulative Redeemable Preferred Stock,” par value $0.01 per share. Those shares are now authorized but unissued shares of preferred stock, par value $0.01 per share, without designation as to class or series.

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf as of this 19th day of May, 2015 by its Executive Vice President who acknowledges that these Articles Supplementary are the act of the Company and that, to the best of his knowledge, information and belief and under the penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST:                    FELCOR LODGING TRUST INCORPORATED

/s/Larry J. Mundy                By: /s/Jonathan H. Yellen (SEAL)
Larry J. Mundy                 Jonathan H. Yellen
Assistant Secretary                 Executive Vice President